UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2022 (March 30, 2022)

VERISK ANALYTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34480	26-2994223
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

545 Washington Boulevard, Jersey City, NJ	07310
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 469-3000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange where registered
Common Stock $.001 par value	VRSK	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item	5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 30, 2022, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Verisk Analytics, Inc. (the “Company”) adopted the Verisk Analytics, Inc. Senior Executive Severance Benefits Plan (the “Executive Severance Plan”). The purpose of the Executive Severance Plan is to provide severance pay benefits to eligible senior executives of the Company, which includes the Company’s current named executive officers, whose employment with the Company is terminated involuntarily under the conditions described in the Executive Severance Plan.

Eligible executives under the Executive Severance Plan are limited to Company employees who (i) report directly to the Chief Executive Officer, or (ii) are expressly designated by the Committee. Upon a Qualifying Termination, which is defined as (i) an involuntary termination of the eligible executive by the Company without Cause (as defined in the Executive Severance Plan), (ii) resignation of employment by the eligible executive for Good Reason (as defined in the Executive Severance Plan) during the two year period following a Change in Control (as defined in the Executive Severance Plan), or (iii) resignation of employment by the eligible executive, following the provision of 60 days’ prior notice and an opportunity for the Company to cure, as a result of (a) a material adverse reduction in the eligible executive’s base salary, (b) a material adverse reduction in responsibilities, duties, or authority; or (c) the material relocation of the eligible executive’s principal place of employment by more than 40 miles from the eligible executive’s principal place of employment, if such relocation materially increases the executive’s commute, eligible executives shall be entitled to the following benefits:

(1)	Severance:

•	for the Chief Executive Officer, a severance payment equal to twenty-four (24) months of salary at current base pay (paid in a one-time, lump sum amount, less lawful deductions)

•	for all other eligible executives, a severance payment equal to eighteen (18) months of salary at current base pay (paid in a one-time, lump sum amount, less lawful deductions)

(2)	Bonus:

•	for the Chief Executive Officer, two times (2x) target short-term incentive (“STI”) award payment for the applicable year of termination (paid in a one-time, lump sum amount, less lawful deductions)

•	for all other eligible executives, one and one-half times (1.5x) target STI award payment for the applicable year of termination (paid in a one-time, lump sum amount, less lawful deductions)

(3)

Health Benefits: for all eligible executives, payment by the Company for up to eighteen (18) months of the employer-portion of any COBRA premium payments (provided the eligible executive remains responsible for the employee portion in the same amount they would have paid/contributed as an active employee), and

(4)

Equity: for all eligible executives, the acceleration and vesting at the date of a Qualified Termination of (x) the prorated portion of the eligible executive’s unvested time-based equity awards (non-qualified stock options and restricted stock awards) at the date of a Qualified Termination, based upon the number of months of service prior to the Qualified Termination date (taking into account any previously vested portion of the applicable award), and (y) the prorated portion of the eligible executive’s unvested performance stock units at the date of a Qualified Termination, based upon the number of months of service achieved by the eligible executive within a given performance period divided by the total number of months of such performance period (and which for purposes of calculation such awards’ performance level shall be set at “Target”).

The Executive Severance Plan replaces and supersedes all prior plans, programs, understandings and arrangements providing severance-type benefits to eligible executives unless otherwise specified therein.

The foregoing description of the Executive Severance Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the document which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Verisk Analytics, Inc. Senior Executive Severance Benefits Plan

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERISK ANALYTICS, INC.

Date: April 5, 2022	By:	/s/ Kathy Card Beckles
	Name:	Kathy Card Beckles
	Title:	Executive Vice President, General Counsel and Corporate Secretary